Exhibit 99.1

                          DIVIDEND INCREASE REPORTED BY
                            HAMPTON ROADS BANKSHARES

    NORFOLK, Va., Jan. 24 /PRNewswire-FirstCall/ -- The Board of Directors of Hampton Roads Bankshares, Inc. (Nasdaq: HMPR), the financial holding company for Bank of Hampton Roads, declared a dividend in the amount of $0.10 per share on the company's common stock, payable on March 15, 2007, to shareholders of record as of February 15, 2007. This will be the company's 21st consecutive dividend payment.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )

    This was the third dividend declared by the Board in consideration of the company's 2006 earnings. A $0.20 per share dividend was paid in September 2006 and a $0.10 per share dividend was paid in December 2006. In sum, the dividends for the year total $0.40 per share which represents a 5.26% increase over the $0.38 per share dividend paid for 2005.

    Jack W. Gibson, President and Chief Executive Officer of Hampton Roads Bankshares, commented, "Throughout each year our Board of Directors assesses the company's performance in anticipation of declaring a dividend to shareholders. In 2006, our performance improved with each review and the Board responded favorably with increased dividends." He went on to say, "It is a tremendous source of pride to me to be a part of an organization that has such a long history of sharing its financial success with its stockholders. Hampton Roads Bankshares has paid a dividend to our shareholders at least annually since 1992."

    About Hampton Roads Bankshares

    Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

    Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed and furnished to the Securities and Exchange Commission.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             01/24/2007
    /CONTACT: Tiffany K. Glenn, Senior Vice President and Marketing Officer of Hampton Roads Bankshares, Inc., +1-757-217-1000/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofhamptonroads.com /